UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 24, 2015

WERNER ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

NEBRASKA	0-14690	47-0648386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

14507 FRONTIER ROAD POST OFFICE BOX 45308 OMAHA, NEBRASKA		68145-0308
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (402) 895-6640

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Departure of Directors or Certain Officers

On August 24, 2015, Gregory L. Werner resigned as the Chief Executive Officer of Werner Enterprises, Inc. (the “Company”), effective August 27, 2015. Mr. Werner will continue to serve as a director on the Company’s Board of Directors (the “Board”).

In connection with his resignation, Mr. Werner and the Company entered into a Severance Agreement and Release (the “Severance Agreement”) dated August 27, 2015, the terms of which were approved by the Compensation Committee of the Board of Directors. Under the Severance Agreement and subject to the terms and conditions set forth therein, the Company and Mr. Werner have agreed to the following severance benefits: (i) a cash severance benefit of $4.0 million, payable in ten (10) semi-annual installments of $400,000 each on January 1 and July 1 of each year, with the first payment to be made on January 1, 2016 and the last payment to be made on July 1, 2020, and (ii) payment of Mr. Werner’s COBRA premiums for continuation of health benefits for a period of 18 months. The foregoing description of the Severance Agreement is qualified in its entirety by reference to the full text of the Severance Agreement, which the Company will file as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015.

In accordance with the terms of Mr. Werner’s previously granted equity compensation award agreements and the Company’s Amended and Restated Equity Plan, all unvested stock shall be forfeited upon the effective date of his resignation.

The Company expects to record a charge of approximately $2.0 million in the current period in connection with the aforementioned Severance Agreement, after considering the effects of the forfeiture of previously granted stock awards.

Appointment of Certain Officers

On August 27, 2015, the Board elected founder and Chairman Clarence L. (“C.L.”) Werner as Chief Executive Officer of the Company, and he will also continue to serve as Chairman.

C.L. Werner, age 78, operated Werner Enterprises as a sole proprietorship from 1956 until the incorporation of Werner Enterprises, Inc. in September 1982. He has been a Company director since that time and served as President until 1984. He also served as Chief Executive Officer from 1984 until 2007. He was Chairman from 1984 until 2011, at which time he was named Chairman Emeritus, and in August 2015 was again elected Chairman. As the Company’s founder, C.L. has been actively involved in the Company’s business and operations since its inception in 1956. C.L. Werner is the father of Gregory L. Werner, director, and Gary L. Werner, Vice Chairman and director.

In connection with the election of C.L. Werner as Chief Executive Officer, the Compensation Committee of the Board of Directors established a base salary of $10,000 per year.

As previously disclosed by the Company pursuant to Item 404(a) of Regulation S-K, the Company leases certain land from the Clarence L. Werner Revocable Trust (the “Trust”), on which it added a lodging facility and sporting clay range used for business meetings and customer and vendor promotion. C.L. Werner is the sole trustee of such Trust. Under the lease agreement, the Company makes annual rental payments of $1.00 and is responsible for real estate taxes, maintenance, and certain costs of maintaining the hunting farmland, which totaled approximately $142,000 in 2014. If the Company does not exercise its option to purchase the property from the Trust prior to 2022, the leasehold improvements made by the Company, with a net book value of approximately $3.0 million as of December 31, 2014, would become the property of the Trust. The Company currently intends to exercise such option prior to the completion of the lease period.

A copy of the press release issued in connection with these matters is furnished as Exhibit 99.1 to this Form 8-K.

The press release furnished as Exhibit 99.1 to this Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the registrant’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the registrant’s Annual Report on Form 10-K for the year ended December 31, 2014. For those reasons, undue reliance should not be placed on any forward-looking statement. The registrant assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.

ITEM 9.01.    FINANCIAL STATEMENTS AND EXHIBITS.

(d)    Exhibits.

99.1	Press release issued by the registrant on August 28, 2015, “Werner Enterprises Announces Management Changes”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WERNER ENTERPRISES, INC.

Date: August 28, 2015	By:	/s/ John J. Steele
John J. Steele
Executive Vice President, Treasurer and Chief Financial Officer

Date: August 28, 2015	By:	/s/ James L. Johnson
James L. Johnson
Executive Vice President, Chief Accounting Officer and Corporate Secretary